Aames

SIXTH SUPPLEMENT TO OFFERING MEMORANDUM DATED MAY 15, 2002

AAMES FINANCIAL CORPORATION
Offer to Exchange
4.0% Convertible Subordinated Debentures Due 2012
for any and all outstanding
5.5% Convertible Subordinated Debentures Due 2006

The exchange offer will expire at 5:00 p.m. New York City time on Friday, October 4, 2002, unless extended

        This sixth supplement amends and updates the information contained in the offering memorandum dated May 15, 2002, the supplement to the offering memorandum, dated June 6, 2002, the second supplement to the offering memorandum, dated June 13, 2002, the third supplement to the offering memorandum, dated July 2, 2002, the fourth supplement to the offering memorandum, dated August 1, 2002, and the fifth supplement to the offering memorandum, dated August 16, 2002, relating to our offer to exchange our newly issued 4.0% Convertible Subordinated Debentures due 2012 for any and all of our outstanding 5.5% Convertible Subordinated Debentures due 2006.

        The terms and conditions of the exchange offer set forth in the offering memorandum, other than the expiration date of the exchange offer, have not changed and remain applicable in all respects to the exchange offer. This sixth supplement should be read in conjunction with the offering memorandum and the related letter of transmittal, each of which was filed with the Securities and Exchange Commission on May 15, 2002, and the previous supplements to the offering memorandum, which were filed with the Commission on June 6, 2002, June 13, 2002, July 2, 2002, August 1, 2002 and August 16, 2002, respectively. These documents have been previously mailed to you. This sixth supplement, the previous supplements, the offering memorandum and the related letter of transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the exchange offer.

        We are extending the expiration date for the exchange offer until 5:00 p.m., New York City time, on Friday, October 4, 2002. The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on Friday, September 20, 2002. We reserve the right to further extend the exchange offer or to terminate the exchange offer, in our discretion, in accordance with the terms of the exchange offer. To date, we have received tenders of existing debentures from holders of approximately $42.9 million principal amount, or approximately 37.7% of the outstanding existing debentures.

        As previously disclosed, on April 26, 2002 our principal stockholder, Capital Z Financial Services Fund II, L.P., through a partnership it controls, agreed to purchase $50.0 million aggregate principal amount of our existing debentures in a private transaction. On June 6, 2002, Capital Z filed an amendment to its Schedule 13D indicating that the sellers delivered only an aggregate of $41,616,000 principal amount of existing debentures to Capital Z, and as a result, Capital Z purchased only $41,616,000 aggregate principal amount of existing debentures in the private transaction, which it subsequently tendered for exchange in the exchange offer. In lieu of delivering the remaining $8,384,000 aggregate principal amount of existing debentures pursuant to their respective obligations in the private transaction, the sellers and Capital Z have agreed that if the sellers sell to us an aggregate of $10,000,000 principal amount of our 9.125% senior notes due 2003 for an aggregate purchase price of $8,500,000, Capital Z will unconditionally release the applicable seller from its respective obligation to deliver the remaining existing debentures. A seller consummated a sale of $2,200,000 principal amount of the senior notes with us on September 19, 2002.

The date of this sixth supplement is September 20, 2002.

        The exchange agent for the exchange offer is:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

By Registered or Certified Mail:	By Hand in New York:	By Overnight Courier and By Hand in Minnesota:
Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow	Wells Fargo Bank Minnesota, National Association c/o The Depository Trust Company 55 Water Street, 1st Floor New York, NY 10041 Attn: Vincent Brown Jeanette Park Entrance	Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow

By Facsimile:
(612) 667-4927

Confirm by Telephone:
(612) 667-0750

The information agent for the exchange offer is:

D.F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers call:
(212) 269-5550 (call collect)
All others call:
(800) 207-3159 (toll free)

Any questions regarding this supplement or the terms of the exchange offer should be directed to the company:

Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071
Attention: John F. Madden, Esq.
Telephone: (323) 210-4871 (collect)
(800) 829-2929 (toll free)